UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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ARROWHEAD PHARMACEUTICALS, INC.

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Arrowhead Pharmaceuticals, Inc.

177 E. Colorado Blvd., Suite 700

Pasadena, CA 91105

The following information supplements the 2022 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) of Arrowhead Pharmaceuticals, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) on January 26, 2022 and subsequently made available to the Company’s stockholders in connection with the solicitation of proxies by our Board of Directors for use at our 2022 Annual Meeting of Stockholders, scheduled for March 17, 2022 (the “Annual Meeting”). These supplemental proxy materials, which are being filed with the SEC on March 9, 2022, should be read in conjunction with the Proxy Statement.

We are providing these supplemental proxy materials in order to provide the Company’s perspective on and important context for feedback provided by proxy advisory firm Institutional Shareholder Services (“ISS”). ISS is recommending a vote against the election of certain of our directors (Proposal 1) and the advisory vote to approve executive compensation, commonly known as a say-on-pay vote (Proposal 2). For the reasons discussed below as well as the more detailed information provided in the Proxy Statement, we recommend stockholders vote FOR these and the other proposals to be voted on at the Annual Meeting.

Proposal 1—Election of Directors

ISS is recommending that stockholders vote against the election of our Chairperson, Douglass Given, because of his participation on our Nominating Committee. Dr. Douglass Given’s brother, Dr. Bruce Given, retired as an executive officer of the Company on May 1, 2020. In accordance with Nasdaq rules, the Board has not yet designated Dr. Douglass Given as an independent director, but, as disclosed in the Proxy Statement, the Board has provided for independent oversight of director nominations by requiring that until Dr. Given is independent any nominating decisions are made by a majority of independent directors without Dr. Given’s participation. Although we respectfully disagree with ISS’s recommendation, and notwithstanding the governance procedures described above to provide independent oversight of director nominations, the Nominating Committee, with the consent of Dr. Given, has removed Dr. Given from the committee until such time as he is independent.

ISS is also recommending that stockholders vote against the election of each of our Compensation Committee members (Dr. Michael Perry, Dr. Marianne De Backer, Dr. Mauro Ferrari, Dr. Adeoye Olukotun, and Mr. William Waddill). This recommendation was made because ISS believed the Company did not adequately describe in the Proxy Statement its stockholder outreach following the 2021 say-on-pay vote, did not adequately explain its response to that stockholder feedback, and because, in ISS’s view, the director compensation was not adequately justified. Again, we respectfully disagree with ISS’s recommendation but are providing more information below about the feedback we received from our stockholder outreach and the Compensation Committee’s response to it.

In fiscal year 2021, we spoke with several of our largest stockholders regarding our executive compensation practices representing approximately 33% of our total shares outstanding. During that outreach, the most common concerns we heard about our executive compensation program were that the performance-based restricted stock units (“PRSU”) granted to our CEO contained performance milestones that might be achieved without necessarily resulting in a commensurate increase in stockholder value and that the quantum of such awards was too high. We did not hear other concerns about our executive compensation program expressed with any consistency.

In response to this feedback, the Compensation Committee, with the consent of our CEO, aggressively reformulated the outstanding PSRU awards to our CEO that were granted in fiscal years 2020 and 2021. The vesting provisions of the reformulated 2020 awards require, in addition to the existing vesting milestones, that at the time of certification of milestone performance our market capitalization has increased from the date the award was granted ($6.4 billion). The vesting provisions of the reformulated 2021 awards require meaningful, successive increases in market capitalization of $9, $10, and $11 billion. Further, these milestones will not be certified unless they are sustained over a period of two fiscal quarters. The Compensation Committee took care to ensure that the value of the successive increases were meaningful and would represent an alignment of these incentives to that of the investment goals of stockholders.

While we believe these modifications to the executive compensation plan are a clear and aggressive response to the concerns that led to the failure of the 2021 advisory vote on say-on-pay, the Compensation Committee intends to conduct further stockholder outreach to maintain and potentially enhance, as warranted, the alignment of the Company’s executive compensation practices with stockholder interests.

Proposal 2 – Advisory Vote on Say-on-Pay

As more fully explained above and in the Proxy Statement, the Compensation Committee believes the fiscal year 2021 executive compensation plan appropriately encourages strong performance from the Company’s executives and provides balanced, meaningful financial incentives toward that goal. In particular, 100% of our CEOs equity compensation is in the form of performance awards. While the quantum of stock units awarded to our CEO is greater than those awarded to CEOs of the peer group, the entirety of our CEO’s award is subject to forfeiture if stockholder value is not increased.

This is very different than our peers, each of which awards a substantial proportion of their CEO equity compensation that vests solely by the passage of time. As a stark example, none of the performance milestones in our CEO equity award that was granted in January 2021 can be certified unless the market capitalization of the Company’s stock as reported on March 1, 2022 nearly doubles and holds that increase for at least two quarters. In contrast, substantial percentages of the equity offered to the CEOs of other companies in our peer group can vest even if stockholders’ investments in those companies decline in value.